UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person
        (Last) (First) (Middle)       Sparks, Mary Lee
        (Street)                      2438 Campbell Road, N.W.
        (City) (State) (Zip)          Albuquerque, New Mexico 87104

   2.   Date of Event Requiring Statement (Month/Day/Year)

        09/24/97

   3.   IRS or Social Security Number of Reporting Person (Voluntary)



   4.   Issuer Name and Ticker or Trading Symbol

        McLeodUSA Incorporated
        MCLD

   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        ( ) Director   ( ) 10% Owner  ( ) Officer (give title below)
        (X) Other  (specify below)

        Member of 13(d) group owning more than 10%

   6.   If Amendment, Date of Original (Month/Day/Year)



   7.   Individual or Joint/Group Filing (Check Applicable Line)
        ( )  Form filed by One Reporting Person
        (X)  Form filed by More than One Reporting Person
           Table I -- Non-Derivative Securities Beneficially Owned

    1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or               Indirect
                                                                      Indirect (I)          Beneficial Ownership
       Class A Common Stock                  196,678                        D

                                           332,209 (1)                      I             By Trust Agreement
                                                                                          dated May 13, 1978
                                                                                          f/b/o Mary Lee Sparks

                                           89,438 (2)                       I             By Mary Lee Sparks 1993
                                                                                          Grantor Retained
                                                                                          Annuity Trust

                                             154,674                        I             By Mary Lee Sparks 1990
                                                                                          Personal Income Trust
                                                                                          for the Benefit of Anne
                                                                                          Romayne Sparks dated
                                                                                          April 20, 1990

                                             154,674                        I             By Mary Lee Sparks 1990
                                                                                          Personal Income Trust
                                                                                          for the Benefit of
                                                                                          Barbara Lee Sparks
                                                                                          dated April 20, 1990

                                             154,674                        I             By Mary Lee Sparks 1990
                                                                                          Personal Income Trust
                                                                                          for the Benefit of
                                                                                          Christina Louise Sparks
                                                                                          dated April 20, 1990

                                             154,674                        I             By Mary Lee Sparks 1990
                                                                                          Personal Income Trust
                                                                                          for the Benefit of John
                                                                                          Woodruff Sparks dated
                                                                                          April 20, 1990

                                           107,030 (2)                      I             By Mary Lee Sparks
                                                                                          Trust under the Trust
                                                                                          Agreement dated
                                                                                          February 6, 1970

                                           294,959 (3)                      I             By Trust named for Anne
                                                                                          Romayne Sparks created
                                                                                          under the Mary Green
                                                                                          Lumpkin Gallo Trust
                                                                                          Agreement dated
                                                                                          December 29, 1989

    1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or               Indirect
                                                                      Indirect (I)          Beneficial Ownership

                                           294,959 (4)                      I             By Trust named for
                                                                                          Barbara Lee Sparks
                                                                                          created under the Mary
                                                                                          Green Lumpkin Gallo
                                                                                          Trust Agreement dated
                                                                                          December 29, 1989

                                           294,959 (5)                      I             By Trust named for
                                                                                          Christina Louise Sparks
                                                                                          created under the Mary
                                                                                          Green Lumpkin Gallo
                                                                                          Trust Agreement dated
                                                                                          December 29, 1989

                                           294,959 (6)                      I             By Trust named for John
                                                                                          Woodruff Sparks created
                                                                                          under the Mary Green
                                                                                          Lumpkin Gallo Trust
                                                                                          Agreement dated
                                                                                          December 29, 1989


                    Table II -- Derivative Securities Beneficially Owned

                           2.  Date         3.  Title and                        5.  Ownership
                            Exercisable          Amount of                             Form of
                           and Expiration       Underlying                            Derivative
                            Date (Month/        Securities                            Security:
                             Day/ Year)

        1.  Title of     Date      Expira-    Title   Amount    4.  Conversion    Direct   Indirect    6.  Nature
         Derivative      Exer-     tion                 or        or Exercise       (D)       (i)      of Indirect
          Security       cisable   Date               Number       Price of                            Beneficial
                                                        of        Derivative                            Ownership
                                                      Shares       Security




     Explanation of Responses:

        For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer s Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by any of the other joint filers.
        (1) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by Christina Sparks Duncan.

        (2) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by all of the joint filers.

        (3) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and Anne Sparks Whitten.

        (4) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and Barbara Sparks Federico.

        (5) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and Christina Sparks Duncan.

        (6) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and John W. Sparks.

   SIGNATURE OF REPORTING PERSON:


   Mary Lee Sparks


                           JOINT FILER INFORMATION

   Name:                              Anne Sparks Whitten

   Address:                           38 Goodhue Road
                                      Windham, New Hampshire 03087

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997


   Signature:                         Anne Sparks Whitten


                           JOINT FILER INFORMATION

   Name:                              Barbara Sparks Federico

   Address:                           4840 Ashville Bay Road
                                      Ashville, New York 14710

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD
   Date of Event Requiring Statement: September 24, 1997


   Signature:                         Barbara Sparks Federico

                           JOINT FILER INFORMATION

   Name:                              Christina Sparks Duncan

   Address:                           194 North Bald Hill Road
                                      New Canaan, Connecticut 06840

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997



   Signature:                         Christina Sparks Duncan


                           JOINT FILER INFORMATION

   Name:                              John W. Sparks

   Address:                           229 Saavedra, S.W.
                                      Albuquerque, New Mexico 87105

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997



   Signature:                         John W. Sparks

   DATE:

   October 3, 1997

   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).